Exhibit 10.19

TEMECULA VALLEY BANK

EXECUTIVE SUPPLEMENTAL COMPENSATION

AGREEMENT

As of the Effective Date, this EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT (“Agreement”) between TEMECULA VALLEY BANK (“Bank”), a California state-chartered bank located in Temecula Valley, California, and STEPHEN H. WACKNITZ (“Executive”), a member of a select group of management and highly compensated employees of the Bank, AMENDS AND RESTATES the Salary Continuation Agreements by and between the Bank and the Executive, dated January 28, 2004 (for $75,000) and August 1, 2005 (for $100,000). In addition, this Agreement adds an additional annual benefit in the amount of $200,000.

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.

It is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant under the Internal Revenue Code of 1986, as amended (the “Code”), particularly Section 409A of the Code, prior to actual receipt of benefits. This Agreement shall at all times be construed and interpreted in accordance with Section 409A of the Code and Regulations thereunder.

Article 1

Definitions and Construction

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

1.1

“Accrued Liability Balance” shall mean the amount accrued by the Bank to pay the benefit promised under this Agreement. For purposes of this Agreement, the Accrued Liability Balances previously made under the January 28, 2004 and the August 1, 2005 agreements shall be combined and, in conjunction with any additional accrued amounts made under this Agreement, shall be considered the Accrued Liability Balance.

1.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under Articles 3 and 4.

1.3	“Board” shall mean the Board of Directors of the Bank.

1.4	“Change in Control” shall be as defined in Section 1.409A-3(i)(5) of the 409A Final Regulations, and shall mean a change in the ownership of the corporation (Section 1.409A-3(i)(5)(v)); a change in the effective control of a corporation (Section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of a corporation ((Section 1.409A-3(i)(5)(vii)).

1.5	“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

1.6	“Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability under such a plan complies with the requirements set forth herein. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.7	“Early Termination” shall mean that the Executive’s employment with the Bank has terminated prior to Executive’s Normal Retirement Age, and such termination is not due to death, Disability, Change in Control, or an approved leave of absence.

1.8	“Effective Date” shall mean January 1, 2005.

1.9	“Normal Retirement Age” shall mean the date on which the Executive attains age 70.

1.10	“Plan Administrator” shall mean the plan administrator described in Article 6.

1.11	“Plan Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of each year.

1.12	“Separation from Service” shall mean that the Executive has experienced a termination of employment from the Bank. For purposes of this Agreement, a termination of employment will be deemed to have occurred where the facts and circumstances indicate that the Executive and the Bank reasonably anticipated that Executive would permanently reduce his level of bona fide services to the Bank to a level not to exceed 45% of the average level of bona fide services provided to the Bank in the immediately preceeding 12 months.

Article 2

Distributions During Executive’s Lifetime

2.1	Normal Retirement Benefit. Upon attaining the Normal Retirement Age while in the full-time active service of the Bank, Executive shall be entitled to receive the annual benefit described in Section 2.1.1 below. The Bank shall distribute this benefit to the Executive pursuant to Section 2.1.2 in lieu of any other benefit under this Article 2.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 shall be an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000).

2.1.2	Form and Timing of Benefit Payment. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments, commencing on the first day of the month following the Executive’s Normal Retirement Age. The annual benefit shall be distributed to the Executive for the greater of Executive’s lifetime or for a period of twenty (20) years.

2.2	Early Termination Benefit. Upon Executive’s Early Termination, Executive shall be entitled to an annual benefit as described in Section 2.2.1 below. The Bank shall distribute this benefit to the Executive pursuant to Section 2.2.2 in lieu of any other benefit under this Article 2.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is calculated by taking the Accrued Liability Balance, as of the date of Separation from Service, and calculating an annuity of 20 substantially equal payments, payable to the Executive pursuant to Section 2.2.2 below.

2.2.2	Form and Timing of Benefit Payment. The Bank shall distribute the annual benefit amount (as determined in accordance with Section 2.2.1 above) to the Executive each year for 20 years, the first payment commencing on the first day of the month following Executive’s Separation from Service.

2.3	Disability Benefit. Upon Executive’s Disability, the Executive shall be entitled to the annual benefit described in Section 2.3.1 below. The Bank shall distribute this benefit to the Executive pursuant to Section 2.3.2 in lieu of any other benefit under this Article 2.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000).

2.3.2	Form and Timing of Benefit Payment. The Bank shall distribute the annual benefit to the Executive in annual installments, commencing on the first day of the month following the Executive’s Disability. The annual benefit shall be distributed to the Executive for the greater of Executive’s lifetime or for a period of twenty (20) years.

2.4	Change in Control Benefit. Upon a Change in Control, the Executive shall be entitled to the annual benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is an amount equal to Three Hundred Seventy-Five Thousand Dollars ($375,000).

2.4.2	Form and Timing of Benefit Payment. The Bank shall distribute the annual benefit to the Executive in annual installments, commencing on the first day of the month following the Executive’s Separation from Service. The annual benefit shall be distributed to the Executive for the greater of Executive’s lifetime or for a period of twenty (20) years.

2.5

Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service (or, if earlier, the date of death of the Executive) if, pursuant to Internal Revenue Code Section 409A,

Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section 2.5, the originally scheduled distribution shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

2.5	Certain Accelerated Payments. The Bank may accelerate distribution to the Executive of deferred amounts (including for payment of employment, income, and other taxes), provided that such distribution(s) meets the requirements of Sections 1.409A-3(j)(4).

2.6	409A Tax Gross-up. To the extent amounts deferred under this Agreement become includible in Executive’s income under Section 409A of the Code as a result of the failure of the Agreement to comply with the requirements of Section 409A or regulations promulgated thereunder, the Bank shall make a payment to the Executive equal to (1) the resulting combined state and federal income tax liability; (2) the amount of any excise tax imposed on amounts includible in income; and (3) the amount of any underpayment penalties imposed under Section 409A. This payment shall be made in a lump sum to the Executive no less than 30 days prior to the end of any tax year in which amounts first become includible in income pursuant to Section 409A and regulations thereunder. Calculation of amounts includible in income shall be made according to regulations issued under Section 409A.

Article 3

Distributions Upon Death

3.1	Death Benefit Prior to Executive’s Normal Retirement Age. Upon Executive’s death prior to the Normal Retirement Age, Executive’s Beneficiary shall be entitled to receive an annual amount equal to the Normal Retirement Benefit amount described in Section 2.1.1. Such amount shall be payable to the Beneficiary in annual installments for the lesser of 20 years or the Beneficiary’s lifetime. Distributions to the Beneficiary shall commence on the first day of the month following Executive’s death, and shall be paid on each anniversary thereof until all distributions have been made. For purposes of this Section 3.1, the 20-year benefit shall be calculated as of the date of the Executive’s death.

3.2	Death Benefit After Executive’s Normal Retirement Age. Upon Executive’s death following the Normal Retirement Age, Executive’s Beneficiary shall be entitled to receive an annual benefit amount equal to the Normal Retirement Benefit amount described in Section 2.1.1. This annual benefit shall be paid to the Beneficiary for the lesser of 20 years or the Beneficiary’s lifetime. For purposes of this Section 3.2, the 20-year benefit shall be calculated using as a start date the Executive’s Normal Retirement Age. For example, if Executive’s Normal Retirement Age is age 70, and Executive dies at age 80, the Executive’s Beneficiary would be entitled to receive a death benefit equal to the lesser of 10 years or the Beneficiary’s lifetime (20 years (starting at age 70) minus 10 years = 10 years of remaining death benefit).

Article 4

Beneficiaries

4.1	Beneficiary. Each Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2

Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Form and the Plan

Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, or the marriage was dissolved prior to Executive’s death, the benefits shall be paid to the personal representative of the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s service is terminated by an affirmative vote of 80% of the Board after an independent evaluation by an arbitrator selected jointly by Executive and the Board for:

(a)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(b)	A willful violation of any law or significant Bank policy committed in connection with the Executive’s employment; and

(c)	Either (a) or (b) result in a material adverse effect on the Bank.

5.2	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6

Administration of Agreement

6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

6.7

Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in Santa Monica, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in Los Angeles, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be flied in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of California Law and Civil Procedure. Any arbitration hereunder shall be conducted in Los Angeles, California, unless otherwise agreed to by the parties.

6.8	Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration fees incurred; (b) the prevailing party shall be entitled to recover from the other party reasonable expenses, attorneys’ fees and costs incurred in the enforcement or collection of any judgment or award rendered. The “prevailing party” means any party (one party or both parties, as the case may be) determined by the arbitrator(s) or court to be entitled to money payments from the other, not necessarily the party in whose favor a judgment is rendered.

6.9	Trust. Notwithstanding Section 9.6 below, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank’s discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

Article 7

Claims And Review Procedures

7.1	Claims Procedure. An Executive (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1	Amendments and Termination Generally. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

8.2	Distributions upon Termination. In the event this Agreement is terminated, except as provided in Section 8.3, the termination shall not cause a distribution of benefit payments. Rather, upon such termination the Accrued Liability Balance shall be frozen and benefit distributions will be made at the earliest distribution event permitted under Articles 2 or 3 herein. Any termination of this Agreement shall not have the effect of either reducing or enhancing the Executive’s vested benefit, determined as of the date of the Agreement termination.

8.3	Plan Terminations under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may make distributions under certain circumstances (e.g., within certain time periods before and after a Change in Control, within 12 months of a corporate dissolution or bankruptcy, or upon Bank’s termination and liquidation of the Agreement, subject to the requirements set forth under the 409A regulations) following Plan termination under this Section 8.3. Any such distribution shall be made according to the rules set forth in the regulations under Section 409A of the Code.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any appropriate amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

9.7	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Temecula Valley Bank

27710 Jefferson Ave. A-100

Temecula, CA 92593

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have agreed and entered into this Agreement as of the date indicated below.

EXECUTIVE:	BANK:

TEMECULA VALLEY BANK

/s/ STEPHEN H. WACKNITZ	By	/s/ DONALD A. PITCHER
Stephen H. Wacknitz

	Title	EVP / CFO

	Date	/s/ STEPHEN H. WACKNITZ
Date

BENEFICIARY FORM

{    } New Designation

{    } Change in Designation

I,                                         , designate the following as Beneficiary under the Agreement:

Primary:
	____	%

	____	%

Contingent:

	____	%

	____	%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	/s/ STEPHEN H. WACKNITZ	Date:

Received by the Plan Administrator this              day of                         , 2

By:	/s/ DONALD A. PITCHER
Donald A. Pitcher

Title:	EVP/CFO